UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2015

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 23rd Avenue Oakland, California 94606
(Address of principal executive offices)

(510) 239-0025
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 7.01 Regulation FD Disclosure.

On August 5, 2015, the United States Department of Agriculture Rural Development, or USDA, issued a conditional commitment to provide a guarantee of up to 90% of the principal amount of a commercial loan that we might acquire from a third party commercial lender. We have no agreements or understandings at this time with any third party commercial lenders about any such commercial loan to us. We will have to obtain a commitment from a third party commercial lender for such commercial loan and negotiate the terms within the constraints of the offered USDA guarantee. If we obtain the loan, we intend to apply the proceeds towards the expansion of our proposed Reno recycling facility.

The USDA’s conditional commitment sets forth certain terms and conditions of a commercial loan, referred to herein as a qualifying loan. The qualifying loan will:

•	not exceed $10 million;
•	have an interest rate equal to the greater of (a) 6% per year or (b) prime plus 2%;
•	be secured by the real estate, plant and fixtures at our proposed Reno recycling facility and a certificate of deposit of $1,000,000;
•	have a term of 21 years;
•	require us to pay interest only over the first 12 months of the loan and, thereafter, principal and interest would be payable based on a 20-year amortization schedule.

If we receive a commercial loan under this USDA guarantee, we would pay ordinary bank fees and the guarantee fee of $270,000. The USDA’s loan guarantee commitment is also subject to certain other conditions, including the absence of any material adverse change in our business or financial condition between the time of the USDA’s issuance of the conditional commitment and the USDA’s issuance of the formal loan guarantee in connection with our closing of a qualifying loan.

There can be no assurance we will be able to acquire a qualifying loan. We do not expect to acquire any such loan unless the lender receives the loan guarantee from the USDA, of which there can be no assurance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: August 12, 2015	/s/ Stephen R. Clarke
Stephen R. Clarke
Chief Executive Officer